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                                                                 Exhibit 23


                 Letterhead of Kenny S&P Evaluation Services
                     (a division of J.J. Kenny Co., Inc.)
                              December 12, 1995



Prudential Securities Incorporated
1 New York Plaza
New York, NY  10292


                  Re:   National Municipal Trust
                        Post-Effective Amendment No. 5
                        Multistate Series 31

Gentlemen:

            We have examined the post-effective Amendment to the Registration Statement File No. 33-36168 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as evaluator.

            In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.

            You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                              Sincerely,



                              Frank A. Ciccotto
                              Frank A. Ciccotto
                              Vice President